Exhibit 99.1

Hillenbrand Reports Fiscal Fourth Quarter and Full Year 2022 Results
Fiscal Fourth Quarter 2022 Highlights:
•Revenue of $750 million decreased 1% vs. prior year, but increased 1% on a pro forma basis, and 7% excluding the impact of foreign currency exchange
•GAAP EPS of $0.81 increased 9% vs. prior year; adjusted EPS of $1.05 increased 5%
•Record backlog of $1.76 billion increased 5% vs. prior year on a pro forma basis, or 18% excluding the impact of foreign currency exchange, driven by strong order intake in Advanced Process Solutions
Fiscal Year 2022 and Outlook Highlights:
•Revenue of $2.94 billion increased 3% vs. prior year; on a pro forma basis, revenue increased 5%, and 9% excluding the impact of foreign currency exchange
•GAAP EPS of $2.89 decreased 13% vs. prior year; adjusted EPS of $3.93 increased 4%
•Completed the previously announced acquisitions of Herbold Meckesheim and Linxis Group; signed agreement to acquire Peerless, a premier supplier of industrial food processing equipment, on November 3, 2022
•Hosting Investor Day on December 15, 2022 in New York City
•Fiscal 2023 guidance: Full Year adjusted EPS of $4.10 - $4.50; Q1 adjusted EPS of $0.85 - $0.93

BATESVILLE, Ind., November 16, 2022 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results for the fourth quarter and full fiscal year, which ended September 30, 2022.

“I am very pleased with our performance in fiscal 2022. We built upon our track record of execution as we delivered top-line growth and margin expansion in our industrial segments despite unprecedented macro headwinds from inflation, supply chain disruption, and foreign currency,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand. “Guided by our Purpose to Shape What Matters for Tomorrow, we made great strides in executing our strategy to further position Hillenbrand as a world-class, global industrial company through several strategic acquisitions that accelerate our ability to deliver exceptional products, solutions, and service to our customers in the end markets of food and recycling. We look forward to sharing more about our vision for Hillenbrand’s future at our Investor Day in New York City on December 15th.”

“We enter fiscal 2023 with high levels of backlog in Molding Technology Solutions, though we have seen a slow down in customer decision timing for product lines in that segment due to the increase in global macroeconomic uncertainty. In Advanced Process Solutions, however, demand remains robust with solid order pipelines and record backlog heading into the new fiscal year. We remain confident in our ability to successfully manage through this period of macro uncertainty as we deploy the Hillenbrand Operating Model to drive improved efficiency in our base businesses, effectively integrate our acquisitions, and make the necessary adjustments to respond to the dynamic operating environment.”

Fourth Quarter 2022 Results
Revenue of $750 million decreased 1% compared to the prior year, but increased 5% excluding the impact of foreign currency exchange. On a pro forma basis, which excludes the divested TerraSource Global business, revenue increased 1% year over year, or 7% excluding the impact of foreign currency exchange, due to favorable pricing and higher volume of aftermarket parts and service and injection molding equipment.

Net income of $57 million, or $0.81 per share, increased $0.07, or 9% compared to the prior year. Adjusted net income of $74 million resulted in adjusted EPS of $1.05, an increase of $0.05, or 5%, primarily due to pricing and productivity improvements, higher industrial volume, and lower shares outstanding, partially offset by inflation and unfavorable foreign currency translation. The adjusted effective tax rate for the quarter was 27.9%.

Adjusted EBITDA of $135 million decreased 4% year over year, but increased 3% excluding the impact of foreign currency exchange. On a pro forma basis, adjusted EBITDA decreased 3%, but increased 3% excluding the impact of foreign currency exchange, as pricing and productivity improvements and higher industrial volume were partially offset by inflation and an increase in strategic investments. Adjusted EBITDA margin of 18.0% decreased 80 basis points on a pro forma basis, primarily due to the dilutive effect of price-cost coverage.

Advanced Process Solutions (APS)
Revenue of $328 million decreased 4% compared to the prior year, but increased 6% excluding the impact of foreign currency exchange. On a pro forma basis, revenue was flat, or up 11% excluding the impact of foreign currency, primarily driven by pricing and an increase in aftermarket parts and service.

Adjusted EBITDA of $69 million decreased 1% year over year. On a pro forma basis, adjusted EBITDA decreased 1%, but increased 9% excluding the impact of foreign currency exchange, as pricing and productivity improvements and operating leverage from higher volume were partially offset by inflation and an increase in strategic investments. Adjusted EBITDA margin of 20.9% was essentially flat primarily due to the dilutive effect of price-cost coverage.

Record backlog of $1.4 billion increased 6% on a pro forma basis compared to the prior year, or 22% excluding the impact of foreign currency exchange, primarily driven by increased demand for large plastics projects and aftermarket parts and service, and the acquisition of Herbold. Sequentially, backlog increased 14% from the quarter ended June 30, 2022, primarily driven by an increase in orders for large plastics systems and the acquisition of Herbold.

Molding Technology Solutions (MTS)

Revenue of $276 million increased 6% year over year, or 11% excluding the impact of foreign currency exchange, with higher sales across all product lines.

Adjusted EBITDA of $60 million increased 11%, or 16% excluding the impact of foreign currency exchange, while adjusted EBITDA margin of 21.6% increased 100 basis points, as pricing, operating leverage from higher volume, and productivity improvements more than offset inflation.

Backlog of $364 million was essentially flat compared to the prior year, or up 3% excluding the impact of foreign currency exchange. Sequentially, backlog decreased 13% from the quarter ended June 30, 2022, due to a decline in orders for injection molding, extrusion, and hot runner equipment.

Batesville
Revenue of $146 million decreased 6% year over year due to lower burial casket volume resulting from an estimated decrease in deaths associated with the declining effects of the COVID-19 pandemic and an estimated increase in the rate at which families opted for cremation. This decrease was partially offset by price surcharges implemented earlier in the year to offset the significant increase in commodity costs.

Adjusted EBITDA of $24 million decreased 28% year over year, and adjusted EBITDA margin of 16.6% decreased 500 basis points, primarily due to the impact of lower volume and the dilutive effect of price-cost coverage.

Fiscal Year 2022 Results
Hillenbrand’s full year revenue of $2.94 billion increased 3% compared to the prior year, or 5% on a pro forma basis, which excludes the divested Red Valve, ABEL, and TerraSource Global businesses. Excluding the impact of foreign currency exchange, revenue increased 6%, or 9% on a pro forma basis, led by pro forma growth in Advanced Process Solutions of 14% and Molding Technology Solutions growth of 8%.

Net income of $209 million, or $2.89 per share, decreased from $3.31 in the prior year, primarily due to a gain on the sale of ABEL in the prior year that did not repeat. Adjusted net income of $284 million resulted in adjusted EPS of $3.93, an increase of $0.14, or 4%, as pricing and productivity improvements, higher industrial volume, and lower shares outstanding were partially offset by inflation, lower Batesville volume, unfavorable foreign currency exchange, and an increase in strategic investments. The adjusted effective tax rate for the year was 29.1%.

Adjusted EBITDA of $527 million decreased 2%, or 1% on a pro forma basis. Excluding the impact of foreign currency exchange, adjusted EBITDA increased 3% on a pro forma basis as pricing and productivity improvements and operating leverage from higher industrial volume were partially offset by inflation, lower Batesville volume, and an increase in strategic investments. Adjusted EBITDA margin of 17.9% decreased 110 basis points on a pro forma basis, primarily due to the dilutive effect of price-cost coverage and unfavorable mix. Adjusted EBITDA margin for Advanced Process Solutions of 19.6% increased 10 basis points on a pro forma basis, and adjusted EBITDA margin for Molding Technology Solutions of 20.7% increased 40 basis points. Batesville’s adjusted EBITDA margin of 20.3% decreased 540 basis points due to the dilutive effect of price-cost coverage and lower volume.

Balance Sheet, Cash Flow and Capital Allocation
Hillenbrand generated cash flow from operations of $191 million in the year, a decrease of $337 million year-over-year, primarily due to the unfavorable timing of working capital related to large plastics projects, and an increase in inventory due to higher customer demand and supply chain disruptions. During the year, the Company repurchased approximately 4.8 million shares for $204 million at an average share price of $42.77, and returned $62 million to shareholders in the form of quarterly dividends.

As of September 30, 2022, net debt was $988 million, and the net debt to adjusted EBITDA ratio was 1.8x. We had liquidity of approximately $1.1 billion, including $234 million in cash on hand and the remainder available under our revolving credit facility and delayed-draw term loan facility. Including the debt incurred for acquiring Linxis shortly after year-end, liquidity would be approximately $555 million.

Acquisitions Update
As previously announced, we completed the acquisitions of Herbold Meckesheim and Linxis Group on August 31, 2022, and October 6, 2022, respectively. On November 3, 2022, we signed a definitive agreement to acquire the Peerless Food Equipment division of Illinois Tool Works Inc. for a purchase price of $59 million, subject to customary post-closing adjustments. Peerless, a premier supplier of industrial food processing equipment, is highly complementary to certain Linxis brands and has expected CY2022 revenue of approximately $30 million, with adjusted EBITDA margin in line with that of our Advanced Process Solutions segment. The transaction is expected to close prior to the end of calendar year 2022. Upon closing, and including the debt incurred for the acquisition of Linxis, the Company expects pro forma net leverage to be approximately 2.8x.

Fiscal 2023 Outlook
Hillenbrand is providing annual guidance for fiscal year 2023 and quarterly guidance for fiscal Q1 2023. Our guidance range is wide to reflect the potential impacts from the uncertain global macroeconomic environment and continued headwinds from supply chain disruption, inflation, and foreign currency exchange. We are not assuming any impact from potential shutdowns related to China’s zero-COVID policy, but this could have a negative impact on our results. While we have not yet closed the Peerless transaction, we do not anticipate it to have a material impact on our guidance.

Revenue Outlook	FY 2023 Range	Total YOY	FX	Organic YOY
Advanced Process Solutions	$1,655 – $1,740	31% – 37%	~(6%)	9% - 13%
Molding Technology Solutions	$1,020 – $1,055	(2%) – 1%	~(2%)	Flat - 3%
Batesville	$600 – $610	(4%) – (2%)	-	(4%) – (2%)
Total Hillenbrand	$3,275 – $3,405	11% – 16%	~(3%)	3% - 6%

Adj. EBITDA Outlook	FY 2023 Range	Total YOY	Organic YOY
Advanced Process Solutions	19.0% – 20.0%	(60) – 40 bps	60 - 100 bps
Molding Technology Solutions	20.0% – 21.0%	(70) – 30 bps
Batesville	19.5% – 20.5%	(80) – 20 bps

Adj. EPS Outlook	FY 2023 Range	Q1 EPS
Total Hillenbrand	$4.10 – $4.50	$0.85 – $0.93
Note: Total growth figures include impact from Herbold, Linxis Group, and Gabler acquisitions (in APS and Total HI); organic YOY growth excludes acquisitions and the impact from foreign currency exchange

Conference Call Information
Date/Time: Thursday, November 17, 2022, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13733078
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Friday, December 16, 2022)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, December 1, 2022
Replay ID number: 13733078
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-K are filed jointly with this release and will be made available on the Company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring related charges;
•intangible asset amortization;
•certain debt financing activities;
•gains and losses on divestitures;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•certain tax items related to the acquisition of Milacron and divestitures of TerraSource, ABEL, Red Valve, and Cimcool, the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions, foreign income inclusion tax provisions, including the impact the Milacron loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Pro forma revenue and pro forma adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding net revenue and adjusted EBITDA directly attributable to Red Valve which was divested on December 31, 2020, ABEL which was divested on March 10, 2021, and TerraSource which was divested on October 22, 2021. Hillenbrand uses pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog. Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which the Advanced Process Solutions and Molding Technology Solutions reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to the Advanced Process Solutions and Molding Technology Solutions reportable operating segments. For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included. Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized. We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods. In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with the Advanced Process Solutions and Molding Technology Solutions reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

In addition, expected calendar year 2022 figures are projections for Peerless’s fiscal year ending December 31, 2022, based on unaudited prospective financial information prepared and provided to the Company by Peerless. Peerless’s actual results could differ materially from these projections.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP measure, as that term is defined by the SEC, a quantitative reconciliation is not required or provided. In addition, forward-looking adjusted earnings per share for fiscal 2023 excludes potential charges or gains that may be recorded during the fiscal year, including among other things, expected 2023 results and other items described above in connection with other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended
	September 30,		Year Ended
	(Unaudited)		September 30,
	2022	2021	2022	2021
Net revenue	$749.9	$754.9	$2,940.9	$2,864.8
Cost of goods sold	507.2	513.6	1,986.3	1,907.5
Gross profit	242.7	241.3	954.6	957.3
Operating expenses	133.5	130.2	522.1	526.4
Amortization expense	13.2	13.9	54.0	55.7
(Gain) loss on divestitures	—	(1.3)	3.1	(67.1)
Impairment charges	—	11.2	—	11.2
Interest expense	17.1	17.9	69.8	77.6
Other income, net	3.6	0.1	8.4	0.3
Income before income taxes	82.5	69.5	314.0	353.8
Income tax expense	23.3	12.5	98.8	98.6
Consolidated net income	59.2	57.0	215.2	255.2
Less: Net income attributable to noncontrolling interests	2.4	2.0	6.3	5.3
Net income attributable to Hillenbrand	$56.8	$55.0	$208.9	$249.9

Net income attributable to Hillenbrand — per share of common stock:
Basic earnings per share	$0.82	$0.75	$2.91	$3.34
Diluted earnings per share	$0.81	$0.74	$2.89	$3.31
Weighted average shares outstanding (basic)	69.7	73.5	71.7	74.9
Weighted average shares outstanding (diluted)	70.3	74.2	72.2	75.4

Cash dividends per share	$0.2175	$0.2150	$0.8700	$0.8600

Condensed Consolidated Statements of Cash Flows
(in millions)

	Year Ended September 30,
	2022	2021
Net cash provided by operating activities	$191.1	$528.4
Net cash (used in) provided by investing activities	(143.4)	126.0
Net cash used in financing activities	(244.2)	(523.3)
Effect of exchange rate changes on cash and cash equivalents	(16.8)	8.0
Net cash flows	(213.3)	139.1

Cash, cash equivalents, and restricted cash:
At beginning of period	450.9	311.8
At end of period	$237.6	$450.9

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Net income attributable to Hillenbrand	$56.8	$55.0	$208.9	$249.9
Impairment charges (1)	—	11.2	—	11.2
Business acquisition, disposition, and integration costs (2)	10.1	9.3	31.3	35.4
Restructuring and restructuring-related charges (3)	(0.3)	4.3	3.2	14.5
Intangible asset amortization (4)	13.2	13.9	54.0	55.7
(Gain) loss on divestiture (5)	—	(1.3)	3.1	(67.1)
Debt financing activities (6)	—	—	—	2.9
Other	0.1	0.8	3.3	1.9
Tax effect of adjustments (7)	(6.3)	(9.3)	(22.3)	(28.3)
Tax adjustments (8)	0.1	(9.6)	2.1	9.6
Adjusted net income attributable to Hillenbrand	$73.7	$74.3	$283.6	$285.7

Diluted earnings per share	$0.81	$0.74	$2.89	$3.31
Impairment charges (1)	—	0.15	—	0.15
Business acquisition, disposition, and integration costs (2)	0.14	0.13	0.43	0.47
Restructuring and restructuring-related charges (3)	—	0.05	0.05	0.19
Intangible asset amortization (4)	0.19	0.19	0.75	0.74
(Gain) loss on divestiture (5)	—	(0.02)	0.04	(0.89)
Debt financing activities (6)	—	—	—	0.04
Other	—	0.02	0.04	0.03
Tax effect of adjustments (7)	(0.09)	(0.13)	(0.30)	(0.38)
Tax adjustments (8)	—	(0.13)	0.03	0.13
Adjusted diluted earnings per share	$1.05	$1.00	$3.93	$3.79

(1)Hillenbrand recorded a $11.2 valuation adjustment related to assets held for sale within the Advanced Process Solutions reportable operating segment during the fourth quarter of 2021.
(2)Business acquisition, disposition, and integration costs during 2022 primarily included professional fees and employee-related costs attributable to the integration of Milacron and the acquisition of Herbold and other due diligence activities. Business acquisition, disposition, and integration costs during 2021 primarily included professional fees and employee-related costs attributable to the integration of Milacron and divestitures of Red Valve, ABEL, and TerraSource Global.
(3)Restructuring and restructuring-related charges primarily included severance costs, unrelated to the acquisition and integration of Milacron, during 2022 and 2021.
(4)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(5)The current year amount represents the loss on the divestiture of TerraSource Global during 2022. The prior year amount represents the gain on divestitures of Red Valve and ABEL during 2021.
(6)Debt financing activities during 2021 primarily included the accelerated amortization of deferred financing costs related to the $225.0 term loan and the $500.0 term loan which were repaid during the year ended September 30, 2021, along with certain other financing costs.
(7)Represents the tax effect of the adjustments previously identified above.
(8)Represents certain tax items related to the acquisition of Milacron and divestitures of TerraSource, ABEL, Red Valve, and Cimcool, the revaluation of deferred tax balances in connection with enacted statutory tax rate reductions in certain foreign jurisdictions, foreign income inclusion tax provisions, including the impact the Milacron loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Adjusted EBITDA:
Advanced Process Solutions	$68.5	$69.2	$249.1	$234.5
Molding Technology Solutions	59.5	53.5	216.2	201.8
Batesville	24.2	33.4	127.1	160.2
Corporate	(17.5)	(16.4)	(65.0)	(58.3)
Less:
Interest income	(1.5)	(0.9)	(5.5)	(3.4)
Interest expense	17.1	17.9	69.8	77.6
Income tax expense	23.3	12.5	98.8	98.6
Depreciation and amortization	26.7	28.9	108.2	115.2
Impairment charges	—	11.2	—	11.2
Business acquisition, disposition, and integration costs	10.1	9.3	31.3	34.5
Restructuring and restructuring-related charges	(0.3)	4.3	3.2	14.5
(Gain) loss on divestiture	—	(1.3)	3.1	(67.1)
Other	0.1	0.8	3.3	1.9
Consolidated net income	$59.2	$57.0	$215.2	$255.2

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Consolidated net income	$59.2	$57.0	$215.2	$255.2
Interest income	(1.5)	(0.9)	(5.5)	(3.4)
Interest expense	17.1	17.9	69.8	77.6
Income tax expense	23.3	12.5	98.8	98.6
Depreciation and amortization	26.7	28.9	108.2	115.2
EBITDA	124.8	115.4	486.5	543.2
Impairment charges	—	11.2	—	11.2
Business acquisition, disposition, and integration costs	10.1	9.3	31.3	34.5
Restructuring and restructuring related charges	(0.3)	4.3	3.2	14.5
(Gain) loss on divestitures	—	(1.3)	3.1	(67.1)
Other	0.1	0.8	3.3	1.9
Adjusted EBITDA	134.7	139.7	527.4	538.2
Pro forma adjustments (see below)	—	(0.3)	—	(4.3)
Pro forma adjusted EBITDA	$134.7	$139.4	$527.4	$533.9

Pro forma adjustments:
Less: ABEL adjusted EBITDA (1)	$—	$—	$—	$(3.3)
Less: Red Valve adjusted EBITDA (2)	—	—	—	(1.4)
Less: TerraSource Global adjusted EBITDA (3)	—	(0.3)	—	0.4
Pro forma adjustments to adjusted EBITDA	$—	$(0.3)	$—	$(4.3)

Pro forma adjusted EBITDA by segment and Corporate:
Advanced Process Solutions	$68.5	$68.9	$249.1	$230.2
Molding Technology Solutions	59.5	53.5	216.2	201.8
Batesville	24.2	33.4	127.1	160.2
Corporate	(17.5)	(16.4)	(65.0)	(58.3)
	$134.7	$139.4	$527.4	$533.9

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.

(2)The Red Valve business, which was included within the Advanced Process Solutions reportable operating segment, was divested on December 31, 2020.
(3)The TerraSource Global business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.

	Three Months Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Advanced Process Solutions net revenue	$327.8	$340.2	$1,269.8	$1,245.7
Less: ABEL net revenue (1)	—	—	—	(15.5)
Less: Red Valve net revenue (2)	—	—	—	(8.0)
Less: TerraSource Global net revenue (3)	—	(13.3)	(2.4)	(44.6)
Advanced Process Solutions pro forma net revenue	327.8	326.9	1,267.4	1,177.6
Molding Technology Solutions net revenue	276.1	260.0	1,045.5	995.7
Batesville net revenue	146.0	154.7	625.6	623.4
Consolidated pro forma net revenue	$749.9	$741.6	$2,938.5	$2,796.7

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable operating segment, was divested on December 31, 2020.
(3)The TerraSource Global business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.

	September 30, 2022	September 30, 2021
Advanced Process Solutions backlog	$1,397.9	$1,349.4
Less: ABEL backlog (1)	—	—
Less: Red Valve backlog (2)	—	—
Less: TerraSource Global backlog (3)	—	(36.6)
Advanced Process Solutions pro forma backlog	1,397.9	1,312.8
Molding Technology Solutions backlog	364.1	365.6
Consolidated pro forma backlog	$1,762.0	$1,678.4

(1)The ABEL business, which was included within the Advanced Process Solutions reportable operating segment, was divested on March 10, 2021.
(2)The Red Valve business, which was included within the Advanced Process Solutions reportable operating segment, was divested on December 31, 2020.
(3)The TerraSource Global business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements,” including statements regarding the exploration of potential strategic alternatives for our Batesville reportable operating segment (the “Strategic Process”), that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s (the “Company”) expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project	position
become	pursue	estimate	will	forecast	continue	could	anticipate	remain
target	encourage	promise	improve	progress	potential	should	impact

This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the financial markets; the impact of contagious diseases such as the COVID-19 pandemic and the escalation thereof due to variant strains of the virus and the societal, governmental, and individual responses thereto, including supply chain disruption, loss of contracts and/or customers, erosion of some customers’ credit quality, downgrades of the Company’s credit quality, closure or temporary interruption of the Company’s or its suppliers’ manufacturing facilities, travel, shipping and logistical disruptions, domestic and international general economic conditions, such as inflation, exchange rates and interest rates, loss of human capital or personnel, and general economic calamities; risks related to the Russian Federation’s invasion of Ukraine (referred to herein as the “Ukraine War”) and resulting geopolitical instability and uncertainty, which could have a negative impact on our ability to sell to, ship products to, collect payments from, and support customers in certain regions, in addition to the potential effect of supply chain disruptions that could adversely affect profitability; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; negative effects of the Linxis Group SAS (“Linxis”) acquisition or other acquisitions on the Company’s business, financial condition, results of operations and financial performance (including the ability of the Company to maintain relationships with its customers, suppliers and others with whom it does business); the possibility that the anticipated benefits from the Linxis acquisition and other acquisitions cannot be realized by the Company in full or at all or may take longer to realize than expected; risks that the integrations of Linxis or other acquired businesses disrupt current operations or pose potential difficulties in employee retention or otherwise affects financial or operating results; the duration and outcome of the Strategic Process; the possibility that a transaction or proposed transaction resulting from the Strategic Process (a “Batesville Transaction”), if any, is ultimately not consummated; potential adverse effects of the announcement or results of the Strategic Process or a Batesville Transaction, if any, on the market price of the Company’s common stock, or on the ability of Batesville to develop and maintain relationships with its personnel and customers, suppliers and others with whom it does business or otherwise on the Company’s business, financial condition, results of operations and financial performance; risks related to diversion of Batesville management’s attention from Batesville’s ongoing business operations due to the Strategic Process; the impact of the Strategic Process on the ability of the Company to retain and hire key personnel for the Batesville business; increasing competition for highly skilled and talented workers as well as labor shortages; our level of international sales and operations; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in debt agreements; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; competition in the industries in which we operate, including on price; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; continued fluctuations in mortality rates and increased cremations; the dependence of our business units on relationships with several large customers and providers; competition faced by our Batesville business from non-traditional sources; the impact to the Company’s effective tax rate of changes in the mix of earnings or tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits and governmental proceedings related to operations; uncertainty in the United States political and regulatory environment or global trade policy; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company’s governing documents and Indiana law that could decrease the trading price of the Company’s common stock. There can be no assurance that the Strategic Process will result in a Batesville Transaction or that any Batesville Transaction or other transaction described above, if pursued, will be consummated on terms our investors view as favorable or at all. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2022, filed with the Securities and Exchange Commission ("SEC") on November 16, 2022. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (NYSE: HI) is a global industrial company operating in over 40 countries with over 10,000 associates serving a wide variety of industries around the world. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our associates, customers, communities, and other stakeholders. Hillenbrand's portfolio includes brands such as Coperion, Milacron Injection Molding & Extrusion, and Mold-Masters, in addition to Batesville. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Sam Mynsberge, Sr. Director, Investor Relations
Phone: 812-931-3573
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Marcia Kent, Manager, Corporate Communications
Phone: 812-560-1617
Email: marcia.kent@hillenbrand.com